Exhibit 99.1

[letterhead of Richard L. Ritchie]

September 28, 2006

Board of Directors
Xethanol Corporation

RE: Resignation from Board of Directors

I hereby resign as a member of the Board of Directors of Xethanol Corporation and from all committees I am a member of, effective as of the date set forth above.

I have enjoyed my interaction with management and fellow directors. My hope is the timing of my resignation will allow the Company to incorporate this change with other actions the Company may be anticipating. I look forward to following the Company’s future progress.

I am still awaiting paper work on the July 28, 2005 and September 7, 2006 (Dates of Grant) Non-Qualified Stock Option Agreements. Under the terms of the Agreements I understand I have until July 28, 2010 and September 7, 2011, respectively, to exercise the options.

Sincerely,

/s/ Richard L. Ritchie
Richard L. Ritchie

cc: Robert F. Mechur - Boylan, Brown, Code, Vigdor & Wilson, LLP